EXHIBIT 10.7

COMMERCIAL LEASE AGREEMENT

IN FUTURE STATE OF COMPLETION

Table of Contents

1.	IDENTIFICATION OF THE PARTIES		2

	1.1.	LESSOR	2

	1.2.	LESSEE	3

	1.3.	LEGAL CAPACITY	3

2.	CONSTRUCTION PERIOD		3

	2.1.	OUTLINE	3

	2.2.	CONSTRUCTION AND WORKS COMPLETION	4

	2.3.	DOWN-PAYMENT	7

3.	COMMERCIAL LEASE		8

	3.1.	COMMERCIAL LEASE AGREEMENT - DURATION	8

	3.2.	ASSIGNMENT – SUBLEASE	8

	3.3.	DESCRIPTION OF THE PROPERTIES	10

	3.4.	INVENTORY OF FIXTURES – INTENDED PURPOSE	11

	3.5.	BASE RENT – UPDATING – ESCALATOR CLAUSE	12

	3.6.	ESCALATOR CLAUSE	12

	3.7.	RENTAL CHARGES	13

	3.8.	PAYMENTS	14

	3.9.	SECURITY DEPOSIT	14

	3.10.	JOINT AND SEVERAL WARRANTY	15

	3.11.	GENERAL TERMS AND CONDITIONS	16

	3.12.	TAXATION – VALUED ADDED TAX	22

	3.13.	LENIENCE	23

	3.14.	TERMINATION CLAUSE	23

	3.15.	REGISTRATION	23

	3.16.	DOMICILE	24

DEFINITIONS

For the purpose of simplification, certain terms shall take on a special meaning in this Agreement.

•	The term “Lessor” shall refer to the lessor or lessors

•	The term “Lessee” shall refer to the lessee or lessees

It is hereby stipulated that the lessors and lessee, if they are more than one, shall be jointly and severally liable amongst each other for fulfillment of their obligations and without any need to recall this joint and several liability. Furthermore, this joint and several liability also extends to their successors in title and assigns, even if legally incapable, who shall be jointly and severally liable if they are several.

•	The term “Property” shall refer to the premises leased

•	The term “Notification”, unless otherwise stipulated or provided by law or regulation, shall refer to any notification which shall be duly served at the domicile hereinafter designated, whether by extrajudicial deed, by registered letter with return of postal receipt requested or delivered in person with a receipt. Any notification by registered letter shall be ranked and dated on the date of first presentation.

1. IDENTIFICATION OF THE PARTIES

1.1. LESSOR

SNC GROUPEMENT D’ETUDES ET DE SERVICES TECHNIQUES ET ECONOMIQUES (GESTEC), a general partnership (“société en nom collectif”) under the laws of France, with a capital of five hundred thousand French francs (500,000 FF) and with its head office located at 143 avenue de Verdun, ISSY LES MOULINEAUX (92130) FRANCE; filed with the Nanterre Trade and Companies Register under number 732 004 411;

Represented by its Manager, EIFFAGE CONSTRUCTION, a joint stock company (“société anonyme”) under the laws of France, with a capital of eight hundred and fifty-one million, three hundred and sixty-nine thousand, two hundred French francs (851,369,200 FF), and with its head office located at 143 avenue de Verdun, ISSY LES MOULINEAUX (92130) FRANCE; filed with the Nanterre Trade and Companies Register under number 552 000 762;

In turn represented by Mr. Richard Bouvier, Chairman of the Board of Directors, endowed with full powers according to law and the company’s article.

In turn represented by Mr. Hervé Thevenin, Program Director, duly empowered for this purpose pursuant to a proxy by private deed dated 19 March 2001 and signed in VELIZY-VILLACOUBLAY, a copy whereof remains hereto appended after acceptance (Annex 1).

1.2. LESSEE

LEARNING TREE INTERNATIONAL., a joint stock company (“société anonyme”) under the laws of France with a capital of one million French francs (1,000,000 FF) and having its head office located at Espace Clichy, 68 rue de Villeneuve, CLICHY 92587) FRANCE; filed with the Nanterre Trade and Companies Register under number 311 263 107;

Represented by Mr. Yann Houdent, Chairman of the Board of Directors, who is fully empowered according to law and the company’s articles.

1.3. LEGAL CAPACITY

The Parties to this Agreement certify, directly or through their representatives, that there is no impediment preventing them from having full capacity in view of the fulfillment of the commitments that they are to make.

2. CONSTRUCTION PERIOD

2.1. OUTLINE

1. Construction Project: GESTEC, the aforementioned company, is the owner of a land located in CLICHY LA GARENNE (92), “ZAC des Terrains Citroën” (also known as “Espace Clichy) entered in the land register as 78 rue de Villeneuve, rue P. Dreyfus, 10 rue Olaf Palme et allée Van Gogh, section T no. 211p, 214 and 216 for a total cadastral surface area of three thousand, three hundred and seven (3,307) square meters.

GESTEC is developing on this land a Building intended for mixed purposes with activities and offices, known as “Le Capella” which shall include two stairwells (A and B), with stairwell A at 84 rue de Villeneuve and stairwell B at 10 rue Olaf Palme, and which shall be composed as follows:

•	“Le Capella”

Above ground

•	First floor and second floor: premises to be used for activities

•	Third floor: premises to be used for offices

Basement

•	87 parking spaces

2. Consistency and Characteristics of the Building: the consistency and characteristics of this Building are based on the drawings, the specifications notice and the documents that shall remain hereto appended after acceptance:

•	Drawings of the Building project:	(Annex 2)

•	Special Technical Specifications with their amendments:	(Annex 3)

•	Safety notice:	(Annex 4)

•	Schedule of surface areas:	(Annex 5)

•	Definition of surface areas:	(Annex 6)

3. Administrative Authorizations: The erection of the abovementioned Building has been authorized by building permit no. PC 092 024 97 0155 dated 13 November 1997. This building permit has been extended by one (1) year pursuant to a bylaw dated 3 September 1999.

Furthermore, on-terrace cooling equipment shall be declared in keeping with the law on listed installations and, in this respect, are subject to general operating provisions.

4. Sale of the Building: The objective sought by GESTEC being to put the abovementioned Building on the market, in full or in part, before or after completion, the Parties expressly agree that, in the event of transfer of the properties leased, the new owner shall automatically replace GESTEC in view of all of the latter’s rights and obligations hereunder. Lessee shall be informed of the transfer of the properties leased via Notification stating the date of transfer as well as the new owner’s identity and address. This Notification shall as of rights entail novation as per article 1271 of the French Civil Code and full discharge of GESTEC with regard to lessee as expressly agreed upon by Lessee.

5. Modification Works: At the request of Lessee, Lessor shall replace fixed sashes located on the second and third floors of building B with French windows.

The cost of these modification works is set at a fixed price of three hundred thousand French francs (300,000 FF) plus VAT. Lessee shall pay this amount to Lessor in three equal installments of one hundred thousand French francs (100,000 FF) plus VAT on the first (1st) day of May, the first (1st) day of June, and the remaining balance after completion of these works as attested by the main contractor for these works.

2.2. CONSTRUCTION AND WORKS COMPLETION

1. During Work in Progress: During construction works and in view of risks inherent to any construction site, Lessee shall refrain from entering the Building or said construction site without prior, express consent from Lessor. Should Lessee obtain this consent, Lessee may go on site at its own risk and shall be personally responsible for complying with all instructions, regarding safety in particular, that may be imposed on Lessee by Lessor or by persons and companies in charge of the construction site.

Lessee shall not make any request for administrative authorization concerning the Building or the premises leased until after the effective date of the lease and after the Statement of Works Completion has been filed with the City Hall.

2. Completion Deadline: Lessor notes that the Properties that are the subject of this Lease shall be completed by and before 30 November 2001 at the latest.

Nevertheless, this deadline will be automatically increased by the number of days late on account of an Act of God or on “legitimate grounds”. The occurrence of any of these events as well as the time period during which works were prevented shall be sufficiently acknowledged by an affidavit delivered by the main contractor for the project and accepted by the Parties as an authoritative source.

In view of the implementation of the foregoing provisions, “legitimate grounds” are deemed to be causes such as bad weather as construed by work regulations on building construction sites, strikes (whether general strikes or specific strikes in the building sector or at a company involved in the construction works or by one of its suppliers), receivership or court-order liquidation of a company involved in the construction works or of one of its suppliers, administrative or judicial order to suspend or to stop work, delays due to public utilities or concessions, any accident on the construction site, or disturbances caused by hostility, revolution, or natural disaster.

3. Definition of Completion - Allowances: The Parties agree that the properties leased shall be deemed to be completed as construed under this Agreement, once works have been carried out and after installation of equipments that are indispensable for the use of said properties and that are specified in the drawings and the technical descriptions indicated above and hereto appended.

In order to determine such completion, non-compliance shall not be taken into account if these instances of non-compliance are immaterial. Similarly, instances of bad workmanship that do not make the foregoing works or equipment unsuitable for use shall not be taken into account.

Furthermore, it is hereby agreed that a five percent (5%) allowance will be admitted with regards to the total surface area of the Property as well as the vertical measurements indicated herein or in the documents hereto appended or referenced.

Moreover, in the event that certain materials or equipment are for any reason whatsoever impossible or difficult to obtain or to implement or may simply lead to a disorder or delay, Lessor may replace such materials or equipment with other similar materials or equipment that are at least equivalent in quality.

4. Acknowledgement of Completion - Principle: Completion shall be acknowledged by a report drawn up by each Party and wherein Lessee may state any reserves which will be approved of or contradicted by Lessor.

To this end, Lessor shall Notify or shall have Lessee Notified at least Seven (7) calendar days in advance, of an invitation to be present on the construction site at the date and time set in order to acknowledge the veracity of this completion and to draw up the report thereon, with or without reserves. This Notification shall be accompanied by a copy of the affidavit drawn up by the main contractor in charge of the project and certifying completion of the properties leased as construed in this Lease Agreement.

Should Lessee fail to respond to this invitation, Lessor shall have a Bailiff draw up an inventory of fixtures for the Property and shall have this inventory served to Lessee. In this event, Lessee shall be automatically deemed to have acknowledged completion of the Property on the date stated in the completion affidavit drawn up by the main contractor in charge of the project, and without any other reserve as to the state thereof aside from reserves stemming from the inventory of fixtures where appropriate.

5. Challenges pertaining to Completion: In the event that completion is challenged, Lessor and Lessee shall abide by the opinion of an expert designated by agreement between the Parties. Failing such an agreement, an expert shall be appointed by the Court of First Instance at the request of the earliest petitioner. The expert shall also be in charge of drawing up the list of any reserves and, where appropriate, shall define the nature of works necessary for lifting these reserves and the deadline for such works to be carried out.

In this event, the completion date shall be either the date stated on the completion affidavit drawn up by the main contractor in charge of the project, or the date at which completion was acknowledged by the expert, provide that such expert has invalidated the decision taken by the main contractor in charge of the project. The expert’s fees shall be borne by the Party whose claims were declared unfounded.

6. Challenges pertaining to Reserves or Lifting of Reserves: In the event that any reserve is challenged, Lessor and Lessee agree to abide by the opinion stated by the main contractor in charge of the project. The main contractor shall be called upon to determine whether or not the reserve(s) is (are) duly challenged and, where applicable, shall define the nature of works necessary for the reserve(s) to be lifted and the deadline for such works to be carried out.

This same procedure shall be applied in the event that the lifting of one or more reserves is challenged, whether or not this (these) reserve(s) was (were) challenged initially.

Fees for the main contractor in charge of the project shall be borne by the Party whose claims were declared unfounded. In the event that both Parties’ claims are declared partly unfounded by the main contractor, the latter’s fees shall be shared equally between the Parties.

7. Effective Date of the Lease: Acknowledgement of completion as specified above shall be accepted to mean the delivery of the premises leased to Lessee and shall be the effective date of the lease, as of right and without need of any other formality.

This effective date of the lease shall take place regardless of whether completion was acknowledged by report drawn up by each Party, acknowledged reputedly, or acknowledged by expert opinion.

The completion report and, where applicable, the list of reserves stated therein or, as the case may be, the inventory of fixtures drawn up by Bailiff or else the report drawn up by the expert appointed, shall be construed as inventory of fixtures under this Lease Agreement.

Notwithstanding, the Parties express agree that Lessee shall not be authorized to occupy the premises unless it has fully paid up the amounts due to Lessor on that date (first rent, provision for charges, security deposit), and produces documentary evidence of having taken out the insurance policies for which it is responsible.

8. Special Terms and Conditions: As of the date of possession, Lessee shall allow access to its premises for GESTEC and its architect, technicians, and companies, so as to enable performance of all works necessary to put the final touches to the Building, lift reserves or so as to obtain the certificate of conformity. In addition, and until the day the certificate of conformity is obtained, Lessee shall not be entitled to directly or indirectly carry out any works that might hinder the issuance of said certificate of conformity.

Since the Building may contain structures to be completed after the Property has been completed, Lessee shall endure inconveniences and disturbances inherent to finishing the construction work (circulation, parking, noise, miscellaneous interventions, etc.) and waives the right of any recourse on this ground against GESTEC and its companies.

2.3. DOWN-PAYMENT

Lessee hereby pays to Lessor a total of five hundred thousand French francs (500,000 FF) as down-payment on the amounts that will be payable by Lessee upon the effective date of the lease (first rent, security deposit, provision for charges).

This payment shall be made by delivery of a check no. 16383

Account no. 100 372 67

Drawn on: BNP Levallois Front de Seine

3. COMMERCIAL LEASE

3.1. COMMERCIAL LEASE AGREEMENT - DURATION

In accordance with articles L.145-1 et al of the French Commercial Code, Lessor grants a commercial lease on the premises described hereinbelow to Lessee who accepts.

This lease is granted for nine (9) consecutive years starting from the acknowledgment of completion of the Property, unless applicable laws or regulations in this area or the termination clause set forth herein are invoked.

By way of exception to the provisions laid down in paragraph two of article L.145-4 of the French Commercial Code, it is expressly stipulated that Lessee shall not be entitled to give notice of departure upon expiration of the first triennial period.

3.2. ASSIGNMENT – SUBLEASE

1. Assignment or Transfer of the Lease: Lessee shall not be entitled to assign its right to this lease, including to the purchaser of its business or company, without prior consent from Lessor in writing.

It is hereby stipulated that this prior consent shall be required for any transfer of the lease in any form whatsoever and whether free of charge or for due consideration.

The only exception to this need of consent applies to transactions specified in paragraph two of article L.145-16 of the French Commercial Code, in which case Lessee shall be nevertheless under an obligation to:

•	Previously Notify Lessor, at least Fifteen (15) days in advance, of the characteristics of the transaction contemplated

•	After completion of the transaction, Notify Lessor via an original excerpt of business registration for the companies concerned. This second Notification must take place within at least Fifteen (15) days after the date of amending entries filed with the Trade and Companies Register.

2. Sublease: Lessee shall not be entitled to sublease, in full or in part, the premises under this Lease Agreement without prior consent from Lessor in writing.

a)	By way of exception, LEARNING TREE INTERNATIONAL, and it alone, is hereby authorized to sublease, only in part, to any company in which at least Seventy percent (70%) of capital is held:

•	either directly by LEARNING TREE INTERNATIONAL

•	or by LEARNING TREE Inc., 6053 West Century Blvd., LOS ANGELES USA.

b)	Furthermore, in the event that LEARNING TREE INTERNATIONAL does not obtain authorization to start operations in keeping with articles L.111-8-1 and R.123-23 of the French Construction and Housing Code, albeit with statutory limitations, within at least Six (6) months starting from the effective date of the lease, Lessor shall allow LEARNING TREE INTERNATIONAL to sublease to any person, merely in part and as an exceptional measure within the framework of the provisions laid down in article L.145-5 of the French Commercial Code.

This commitment made by Lessor is nevertheless subject to the following terms and conditions which shall all apply:

•	LEARNING TREE INTERNATIONAL must give proof of having filed a full dossier applying for authorization to start operations within One (1) month after the effective date of the lease

•	The operations contemplated by the sub-lessee under consideration must comply with the administrative designation of the premises that are to be subleased

•	Lessor must approve these operations, being it specified that Lessor shall not be entitled to refuse approval unless the operations contemplated may cause disturbance to the other occupant of the Building

In this respect, the Parties expressly agree that the exception to the contractual intended purpose of the premises as prescribed under this Lease Agreement and which will result from approval by Lessor shall be strictly limited in scope to the exceptional sublease specially authorized, and shall not therefore call into question Lessee’s obligation to scrupulously abide by this intended purpose.

The stipulations appearing above in paragraph (b) shall be null and void after LEARNING TREE INTERNATIONAL has obtained the abovementioned authorization to start operations, albeit with statutory limitations.

c)	The Parties expressly agree that it is their common intention for the premises under this Lease Agreement to form an indivisible whole.

3. Procedure for Approval: In order to request approval by Lessor, Lessee shall Notify Lessor of its intention to assign its lease or to sublease. This Notification shall include a precise statement of the identity of the assignee or sub-lessee contemplated, as well as the essential terms and conditions of the operation contemplated.

Should Lessor fail to give an express reply within the month of this Notification, approval shall be deemed to be refused.

4. Lessor’s Participation in the Deed: Any assignment or authorized sublease shall be made by a deed in which Lessor shall be called upon to participate, at least Fifteen (15) days in advance. Notice to participate shall be given to Lessor via extrajudicial deed or registered letter with return of postal receipt requested, accompanied by a full draft of the deed of assignment or sublease as well as, where appropriate, the copy of documents to be appended thereto and that are necessary for a proper understanding of said deed.

No assignment or sublease may be carried out unless Lessee gives proof that it is up-to-date on payment of all amounts to Lessor.

Any assignment of the lease shall take the form of a notarized deed. Any sublease shall take the form of either a notarized deed or a private agreement.

An official executory copy or, as the case may be, an original registered copy must be provided to Lessor, at no expenses for Lessor, within the month following the date of signature of the deed.

5. Joint and Several Obligations: Assignees and sub-lessees shall be jointly and severally liable with Lessee for lease payments and fulfillment of the terms and conditions of the lease. Lessee shall remain jointly and severally liable with its successor and all subsequent successors for lease payments and fulfillment of the terms and conditions of the lease.

All persons who successively become lease assignees or sub-lessees shall remain obligated to Lessor, with jointly and several liability amongst each other and with Lessee, as regards lease payments and fulfillment of the terms and conditions of the lease throughout the duration thereof, even if such persons have assigned their rights and are no longer on the premises.

3.3. DESCRIPTION OF THE PROPERTIES

In a Building intended for mixed purposes with activities and offices, known as “Le Capella”, located in CLICHY LA GARENNE (92), “ZAC des Terrains Citroën” (also known as “Espace Clichy), lot A5 in the ZAC1 and more particularly at 10 rue Olaf Palme (postal address):

•	Outside: exclusive enjoyment of the part of the access courtyard, covering a surface area of approximately 100 square meters and which shall contain at least three parking spaces, with two spaces for disabled persons, featured under the green box in the drawing mentioned below and hereto appended.

[1]	Translator’s note: “ZAC” is a mixed development zone in France.

•	In the basement: Nineteen (19) parking spaces, including one controlled parking space no. 37 to 46, 81 to 89

•	On the first floor of stairwell B: ESPACE 1, to be used for activities with corresponding washroom facilities

•	On the second floor of stairwell B: ESPACES 1 and 1, to be used for activities, with stair landing and corresponding washroom facilities

These premises on the first and second floor, covering a “usable floor area” of approximately 1,934 square meters for a “Lease Surface Area” of 1,994 square meters, are outlined in the yellow box in drawings nos. 3B and 4B dated 1 March 2001 and that are mentioned above and hereto appended.

Lessor and authorized personnel shall have access to common premises and technical facilities even if located in the spaces leased.

3.4. INVENTORY OF FIXTURES – INTENDED PURPOSE

1. Lessee shall take possession of the premises leased “as is” on the effective date of the lease, without being entitled to require Lessor to carry out any repair, transformation or rehabilitation, except for foregoing provisions allowing Lessee to state reserves, which may be accepted or contradicted by Lessor, upon acknowledgement of completion of the Property.

As stated above, the completion report and, where applicable, the list of reserves stated therein or, as the case may be, the inventory of fixtures drawn up by Bailiff or else the report drawn up by the expert appointed, shall be construed as inventory of fixtures under this Lease Agreement.

2. Lessee shall, at its own expense at risk, see to the obtainment of any authorization, the carrying-out of any work or equipment, the payment of all taxes, duties, royalties or rights whatsoever in connection with the activity defined above and in relation to the occupancy of the premises leased.

Subject to this reserve, Lessee shall use the premises leased exclusively for setting up “ongoing training” in compliance with the intended purpose as regards activities on the premises leased.

3. Lessor does not grant any exclusive right and retains the right to personally exploit or to lease out any other premise, including within the same building, for any activity even if it is similar or identical.

By was of exception, Lessor shall not lease out any other premises appurtenant to the same Building to any company whose main business is adult training designed for computer specialists. This commitment is made to LEARNING TREE INTERNATIONAL exclusively. As a result, this commitment shall become null and void if LEARNING TREE INTERNATIONAL is no longer Lessee or occupant of the premises under this Lease Agreement.

3.5. BASE RENT – UPDATING – ESCALATOR CLAUSE

1. Base Rent: The lease is entered into in consideration of an annual base rent of two million, one hundred and fifty-one thousand French francs (2,151,000 FF) exclusive of tax.

2. Updating: On the effective date of the lease, the base rent defined above shall be updated in view of changes in the national building construction index for all trades, referred to as BT 01. The base index shall be the last index published on the date of signature hereof, i.e. the index for the month of December 2000 and which is set at 584.5. The calculation index shall be determined so that the index variation period is no longer than the time period lapsing between the date of signature hereof and the effective date of the lease.

3. Periodicity: Rent shall be payable, excluding VAT, per calendar quarter and in advance, in four equal installments on the first (1st) day of March, the first (1st) day of June, the first (1st) day of September, and the first (1st) day of December of each year.

3.6. ESCALATOR CLAUSE

By way of exception to the provisions laid down in article L.145-38 of the French Commercial Code, the annual rent shall be automatically revised without any formality on the first (1st) of January of each year, based on variations in the national construction cost index published by the French National Institute for Statistical and Economic Studies (INSEE)

For the first revision, the base index shall be the last index published on the effective date of the lease and the calculation index shall be determined so that the index variation period is no longer than the time period lapsing between the effective date of the lease and the date of revision.

For subsequent revisions, carried out based on applicable rents at the time, the base index shall be the calculation index used for the previous revision and the calculation index shall be that applicable for the quarter one year later.

In the event that the revision index is not published on the date when it is normally published, automatic revision will nevertheless be carried out provisionally, calculated based on the last index published and to be retroactively adjusted once the index in abeyance has been published.

In the event that the index chosen is no longer published or ceases to exist before expiration of the lease, the Parties shall apply the replaced index by using the necessary link factor. If there is no substitution index or link factor, the replacement index shall be determined by agreement between the Parties, failing which the replacement index shall be set by an expert appointed by the Court of First Instance at the behest of the earliest petitioner. The expert’s decision shall be final and without recourse, and the expert’s fees shall be paid by Lessee.

3.7. RENTAL CHARGES

1. Definition of Charges: In addition to rent, Lessee shall refund Lessor for:

•	All charges and expenses in connection with the premises leased as well as common elements and structures

As the only exception, Lessee shall not be liable for charges in connection with “major repair” works as per article 606 of the French Civil Code

Thus, Lessee shall in particular refund building insurance polices as well as fees and expenses for Lessor’s manager (nevertheless, these fees and expenses shall not exceed 2.5 percent ex-tax of the annual rent ex-tax)

•	All levies, taxes and duties of any nature, existing at present or in future, in connection with the premises leased and their occupancy.

All the above with no exception.

Thus, Lessee shall in particular refund the annual tax on office premises (article 231 ter. of the French General Code of Taxation), property tax, household waste removal tax, and street sweeping tax.

2. Provision for Charges: Refunding the charges defined above shall give rise to payment of a quarterly provision maturing at the same time as each rental term.

Furthermore, Lessee shall pay to Lessor any additional provision that may become necessary during the course of the year, in view of paying specific charges incumbent upon said Lessee. Nonetheless, these additional provisions may be called for only upon presentation of evidence that provisions already collected are insufficient. Subject to this reserve, these provisions must be paid within ten (10) days after Notification by Lessor.

All charges shall be apportioned according to the rules set in the note appended in Annex 8 and shall be adjusted each year. On the occasion of such adjustments, Lessee may take cognizance of documentary evidence at the domicile of Lessor or its agent.

The quarterly amount of the provision for charges is initially set at one hundred and eighty-four thousand and fifty-three French francs (184,053 FF). This amount shall be adjusted each year based on expenditures in the previous year, with the new quarterly provision being then equal to one quarter of expenditures for the previous year plus ten percent (10%).

In addition to these charges, Lessee shall refund Lessor, within ten (10) days after Notification by Lessor, for the cost of extrajudicial deeds, legal costs and other expenses incurred due to ascertained breaches of the charges, terms and conditions hereunder by Lessee.

3.8. PAYMENTS

1. Place of Payment: All payments shall be made directly to Lessor or to its agent by transfer to an account designated to Lessee or else to Lessor’s domicile.

2. Lateness Penalty: Without prejudice to the provisions under the “Termination Clause” and without this stipulation entailing any consent to any time extension for payment, all instances of late payment in excess of seven (7) days shall – automatically and without need of any formal notice in advance – give rise to a monthly penalty calculated based on the applicable legal interest rate plus eight hundred (800) base points; it is hereby specified that each month started shall be counted in full (i.e., taking the year 2000 as an example, a penalty of 10.74 percent annually given a legal interest rate of 2.74 percent)

3. First Payment: The first payment shall be made on the effective date of the lease and shall exceptionally include rent and the provision for charges applicable to the period between this effective date and the last day of the calendar quarter in question.

3.9. SECURITY DEPOSIT

1. In order to guarantee fulfillment of all obligations of all sorts resulting from this Lease Agreement and incumbent upon Lessee, the latter shall on the effective date of the lease provide Lessor with a security deposit representing three (3) months of rent and amounting to five hundred and thirty-seven thousand, seven hundred and fifty French francs (537,700 FF).

This security deposit shall be adjusted with each variation in rent, automatically and without need of any formality whatsoever, so as to constantly account for three (3) months of rent.

2. This security deposit shall be delivered to Lessor as a security, in accordance with article 2071 et seq. of the French Civil Code, and shall not bear interest.

Lessor shall keep the security deposit until expiration of the lease and until Lessee has given proof of having fully complied with its obligations with special regard to the payment of rent and charges as well as taxes and duties for which the owner may be held liable although due to be paid by Lessee. Subject to this reserve, the security deposit shall be returned to Lessee within six (6) months after expiration of the lease and actual vacation of the premises, less any amounts owing to Lessor on account of the provisions laid down in the Lease.

In the event of termination of the lease with Lessor being the aggrieved party (pursuant to the Termination Clause or on any other grounds), the security deposit shall be vested in Lessor as a penalty clause, without prejudice to the payment of any other amount due to Lessor and without prejudice to the exercise of Lessor’s rights and actions.

3.10. JOINT AND SEVERAL WARRANTY

1. Warranty: Separate from the security deposit, Lessee shall provide Lessor with a joint and several warranty from a Bank or financial institution that is reputed to be solvent and has an establishment in France.

This warranty, which must conform to the model hereto appended after acceptance (Annex 7), shall be delivered to Lessor within one (1) month after signature of this Agreement.

Should Lessee fail to provide this warranty within the deadline agreed upon, Lessor may choose to rescind this Agreement as of right and without any need to give formal notice. In this event, the down-payment made by Lessee shall be fully vested in Lessor as an initial compensation for damages sustained, without prejudice to any additional compensatory damages.

2. Warranty Duration: This warranty shall be granted and come into effect starting from the effective date of this lease and for an initial period of one (1) year. After this initial period, the warranty shall continue by tacit renewal and for periods of one (1) year.

This warranty can be revoked only for the term of one of the periods referred to above and by notification given to Lessee as well as Lessor by the warrantor, at least three (3) months in advance, stating the intention to terminate said warranty.

Within two (2) months after such notification given by the warrantor to Lessee, the latter must provide Lessor with a similar warranty as of right and without need for any further formality. This provision shall also apply in the event of extinguishment of said warranty for whatever reason, with the new warranty then being required within two (2) months after this extinguishment.

3.11. GENERAL TERMS AND CONDITIONS

POSSESSION – FURNISHING THE PREMISES – OPERATION

1. Lessee shall take possession of the premises in all due diligence and in keeping with their intended purpose. In particular, Lessee shall abide by joint ownership rules applicable to the building (if any) as well as any addition or amendment Notified therefore by Lessor. Similarly, Lessee shall comply with any decision adopted by the property administrators at general meetings and bearing on the terms and conditions of enjoyment of the building.

Lessee shall not act in such a manner or allow actions that might disturb the other occupants of the building or neighbors.

Lessee shall not make floorings bear a greater load than that stated in the specifications notice mentioned above and hereto appended.

Lessee shall immediately inform Lessor and Notify such of any damages that have occurred as well as of any disorders that have been revealed.

Lessee shall be personally liable for any direct or indirect damage and for any damage occurring pursuant to non-fulfillment of the foregoing obligations.

2. In order to ensure the full effect of Lessor’s lien under article 2102-1 of the French Civil Code, Lessee shall keep the premises leased furnished with equipment, goods and furniture so as to warrant the payment of rent and charges as well as the fulfillment of all terms and conditions under this Lease.

3. Lessee shall personally occupy the premises leased.

MAINTENANCE - REPAIRS

1. Lessee shall carry out all repairs and rehabilitation work as well as all replacements that may become necessary.

This obligation applies both to the premises leased and their accessories and equipment of whatever nature. This obligation is incumbent upon Lessee, even if such works are required on account of an Act of God or wear and tear.

Lessee shall take out a maintenance contract with full coverage on-site for parts and labor, bearing on all technical equipment for private use and located on the premises leased or of which Lessee has exclusive enjoyment.

Lessee shall also subscribe to a “fire prevention and fire-fighting” policy with a body approved by the plenary meeting of fire insurance companies.

Lessor shall be merely under an obligation to ensure “major repairs” in keeping with article 606 of the French Civil Code.

2. The Parties expressly agree that Lessee shall also be obliged to keep the premises in a condition befitting the purpose for which they were leased. In this respect, Lessee shall, in particular, have a duty to ensure any diagnoses and checks and to carry out any works imposed by law or by the administrative authority so that the premises leased are in compliance with regulations if they were to be amended during the course of the lease.

3. Lessee shall be liable for any damage that might occur on account of non-fulfillment of its obligation to carry out repairs and maintenance. Lessee shall also be liable for any degradation caused thereby or even caused by a third party.

4. The Parties expressly agree that if Lessee is kept on the premises in application of the provisions under article L.145-28 of the French Commercial Code, Lessee shall not be entitled to require Lessor to carry out any repairs on the premises leased or on the building of which they are a part.

TRADE SIGNS – CHANGES - IMPROVEMENTS

1. Unless consent is given by Lessor in writing, Lessee shall not be allowed to make any installation whether outside (trade sign, verandas, awnings, canopies, etc.) or inside. Similarly, Lessee shall not be entitled to any construction, or to drill any walls, partition or flooring, nor make any change in layout.

In order to request such consent, Lessee must first provide Lessor with the cost estimate and drawings of the works contemplated.

Notwithstanding consent granted by Lessor, Lessee shall personally see to the prior obtainment of any necessary authorization. Furthermore, Lessee shall be sole liable for damages caused by the conduct of said works or by their existence.

Works or installations thus authorized shall be carried out at Lessee’s sole expense and risk and, at Lessor’s discretion, under supervision by the main contractor and the latter’s control office where appropriate, with the main contractor’s fees being borne by Lessee.

Lessor retains the right to request that the premises be restored in their initial state and at Lessee’s expense upon expiration of the lease. In this event, restoration works shall be carried out under the same terms and conditions as above.

2. Upon expiration of the lease at whatever period and by whatever means, works, improvements and permanently installed facilities (including all equipment) carried out by Lessee, whether or not authorized by Lessor, shall remain the property of Lessor without any indemnity whatsoever due by Lessor, unless the latter demands restoration in their initial state as specified above.

Unless Lessor gives prior consent in writing, Lessee shall not be entitled to remove works, improvements and installations carried out thereby, since such works, improvements and installations are incorporated in the building following their execution.

3. Lessee is hereby authorized to carry out, on the premises leased, the works listed below and more extensively defined by the drawings and the description that shall remain hereto appended after acceptance (Annex 9):

Description	Refurbishment
• Heavy construction

Construction of an opening between the first floor and the terrace for various extractions	Impossible

Modification to terrace bases	Impossible

Creation of a fire-wall and fire-resistive sheathing	Impossible

• Façades

Modification of fixed sashes for opening	Impossible

• Water-tightness

Water-tightness connectors for the various outlets on roofing	Impossible

• Partitioning

Full redesign of layout of the premises	Possible

• Air-conditioning

Modification of the cooling system based on the new calculation of capacity and rescaling ceiling heaters on the 2nd floor	Impossible

• Ventilation

Modification to the air-cooling units and extractors based on the new calculation of personnel	Impossible

• Plumbing

Interior fitting of a kitchen and coffee bars	Impossible

• Electricity

Redistribution of lighting fixtures based on the new layout on the premises	Possible

Redistribution of electrical outlets in the elevated flooring	Possible

Modification of power output as needed	Possible

• Suspended Ceiling

Modification of suspended ceiling for the new layout of the premises	Impossible

• Elevated Flooring

Replacement of elevated flooring slabs with computer type slabs	Possible

• Carpeting

Removal of carpet tiles in classrooms	Possible

• Painting

Painting, especially on the first floor	Impossible

• Kitchen

Construction of an assembly cooking unit with preparation of cold food, grill, deep fryer	Possible

Moreover, regarding the works listed above and for which “Impossible” is specified under the “Refurbishment” heading, as an exception to the foregoing provisions, Lessee is exempted from restoring the premises to their initial state upon expiration of the lease.

It is hereby recalled that Lessee shall not make any request for administrative authorization concerning the Building or the premises leased until after the effective date of the lease and after the Statement of Works Completion has been filed with the City Hall.

Furthermore, Lessee shall provide Lessor with a copy of its requests for authorization within five (5) days after such requests have been made.

The Parties hereby agree that Lessee shall not be entitled to have the aforementioned works carried out until it has given Lessor proof of having taken out the necessary insurance policies, and especially a “construction damage” insurance cover.

Lastly, it is expressly stipulated that Lessee shall not be entitled, within the framework of its requests for authorizations, to make plans for more than 230 persons on the premises under this Lease Agreement. As a result:

•	First floor:	(60 persons)
•	Second floor:	(170 persons)

In pursuance, the possibility of catering to 70 persons must be reserved for the third floor of the building.

TAXES – CONSUMPTIONS - REGULATIONS

1. Lessee shall pay all levies, taxes, royalties and duties whatsoever for which Lessee is or shall be liable, as well as levies, taxes, royalties and duties in connection with the activity conducted on the premises leased or bearing on said premises and for which the owners may be held liable for Lessee in any capacity whatsoever.

Lessee shall give proof of having paid such taxes upon request by Lessor as well as upon expiration of the lease and before removing any furniture, equipment or goods.

2. Lessee shall subscribe to and directly settle all consumptions that may ensue from individual subscriptions so that Lessor shall be held harmless at all times in this respect.

3. Lessee shall abide by all laws and regulations. In particular, Lessee shall bear all costs levied by the city or policy or for sanitary regulations, road maintenance, public health, hygiene, and all other levies incumbent upon lessees, so that Lessor shall be held harmless in this respect.

INSURANCE

1. Lessee’s insurance: Lessee shall take out insurance, with an insurance company that is reputed to be solvent, for the risks stemming from its activity and covering risks of fire affecting its furniture, equipment, and goods, tenant’s risk, recovery by neighbors, damage caused by water, explosion, plate glass risk and all other risks in general.

Lessee shall personally handle, at its expense and risk, and with Lessor being held entirely harmless, all claims made by the other occupants of the building, neighbors or third parties, especially concerning noise, odors, heat or vibrations caused by Lessee or Lessee’s devices.

Lessee shall personally handle any damage caused to the premises leased and any disturbance of enjoyment caused by the other occupants of the building, neighbors and/or third parties, and shall take action directly against the perpetrators of such disturbances with Lessor being held entirely harmless in this respect.

Lessee shall maintain these insurance policies throughout the duration of the lease and shall give proof of having paid all premiums every first (1st) of January as well as upon request by Lessor.

2. Lessor’s insurance: Lessor shall take out insurance covering the consequences of civil liability charges that may be brought against it in its capacity as Lessor. Furthermore, Lessor shall insure the entire real estate unit at “reconstruction cost”, covering risks of fire, explosion, storm, hurricane, cyclone, water damage, falling aircraft insurance, without this list being restrictive; this insurance must be taken out with one or more insurance companies reputed to be solvent and must be maintained throughout the duration of the lease.

3. Waiver of recourse: Lessor waives and pledges to have its insurers waive any recourse against Lessee or its insurers, except in the event of malicious intent. In turn, Lessee waives and pledges to have its insurers waive any recourse against Lessor or its insurers, except in the event of malicious intent.

WORKS CARRIED OUT BY LESSOR – INSPECTION OF PREMISES

1. Lessee shall allow Lessor (or the joint owners association if the building is in co-ownership), without being entitled to claim any indemnity, interruption or decrease in rent, to carry out – on the premises leased on in the building of which they are a part – all works that Lessor considers useful, regardless of the scope and duration even if in excess of forty (40) days. In particular, Lessee shall allow cleaning of the façade, which may involve moving Lessee’s trade signs at its expense.

Prior to carrying out such works, Lessor shall contact Lessee and shall endeavor to see to it that the performance of such works causes limited disturbance to Lessee, especially in terms of noise.

2. Lessee shall allow Lessor and any person it has empowered for this purpose, to inspect the premises leased in order to take stock of the condition thereof whenever Lessor sees fit. Aside from cases of emergency, Lessor shall inform Lessee at least twenty-four (24) hours in advance.

In the event that the premises are sold, or within six (6) months prior to the expiration of the lease, Lessee must allow inspection of the premises by any persons carrying an authorization by Lessor. These inspections visits are allowed only on working days and only between 9 a.m. and 8 p.m.

HANDING OVER THE KEYS

Lessee shall hand over the keys to the premises as well as, where applicable, the keys to the building, once Lessee has moved and regardless of the date thereof and even if such date is prior to the end of the lease.

Lessee shall return the premises leased in perfect condition or, failing this, shall pay to Lessor the cost of works required to restore the premises to perfect condition.

To this end, a preliminary inventory of fixtures shall be carried out by both Parties or by Bailiff, at Lessee’s expense but at Lessor’s initiative, at least one (1) month prior to expiration of the lease, with Lessee being duly convened via registered letter with acknowledgement of receipt.

This preliminary inventory of premises shall include the statement of repairs to be carried out and that are incumbent upon Lessee. Within eight (8) calendar days after Notification of the cost estimates drawn up either by an engineering and design firm or by companies approved of by Lessor, Lessee shall either pay the amounts directly to Lessor or else have said repairs carried out forthwith by any company of its choosing, provided that said company has been previously approved of by Lessor.

Upon actual departure by Lessee, a second inventory of fixtures shall be drawn up by both Parties, under the same terms and condition as the first inventory of fixtures, so as to take stock of the repairs incumbent upon Lessee. In the event of noncompliance and starting from the date of expiration of the lease, Lessee shall be liable, as of right, for payment of a daily indemnity equal to two (2) days of the last rent, including all current taxes and charges, all long as is necessary for this refurbishment.

Should Lessee remain on the premises even though the lease has expired, save for implementation of article L.145-28 of the French Commercial Code, Lessee shall pay to Lessor an occupancy indemnity equal to three (3) times the last applicable rent, without this stipulation entailing any consent to a time extension and notwithstanding Lessor’s right to claim redress for damages actually sustained.

Acceptance of the keys by Lessor shall not affect its right to recover from the tenant any amount for which tenant may be liable according to law, customs and the stipulations in the Lease Agreement.

DISTURBANCE

1. In the event that the building of which the premises leased are a part should be demolished or destroyed, whether in full or in part, the lease would be annulled as of right and without any indemnity due by either Party. The same applies in the event of expropriation in the public interest.

2. In the event of interruption of service for the various facilities on the premises, for whatever reason and regardless of duration, Lessee shall not be entitled to claim any indemnity from Lessor who must nonetheless take all necessary steps to limit this interruption as far as possible unless Lessor can put a stop to this interruption.

Lessor retains the right to suspend, for maintenance purposes, the supply of all sources of energy or fluids and, more generally, all services or supplies in connection with the premises leased or common areas. Except in cases of emergency, Lessor shall inform Lessee thereof at least forty-eight (48) hours in advance.

3. Lessor provides no warranty to Lessee in the following instances:

•	In the event of theft or other misdemeanors and, in general, any de facto or de jure disturbances, by any person other than itself, whether or not this person is a third party

•	In the event of accidents caused by the installation of said services on the premises leased

•	In the event of any hidden or patent defect or fault in the thing leased or its appurtenances, preventing or impairing its use; or in the event of damages caused to the premises leased or to objects and goods located therein, as a result of leakage, infiltrations, humidity, or sewer backups.

3.12. TAXATION – VALUED ADDED TAX

The lease is exempted from registration formalities by virtue of article 637 of the French General Code of Taxation, and also article 245 in annex III and article 60 in annex IV of said General Code of Taxation.

Lessor represents and warrants that is wishes to be subject to value added tax as prescribed by article 260-2e of the French General Code of Taxation, and in keeping with the terms and conditions set forth in articles 193 and 195 of annex II of said Code. Lessor shall file with the relevant tax authorities, within fifteen (15) days after the effective date of this lease, the statement prescribed by article 286, paragraphs 1 and 2 of the French General Code of Taxation.

3.13. LENIENCE

Under no circumstance shall any lenience granted with regards to the terms and conditions of this lease, however frequent or lasting, be considered as an alteration or cancellation of these terms and conditions.

3.14. TERMINATION CLAUSE

Should Lessee fail to abide by applicable laws or regulations or fail to fulfill a single obligation or any terms and condition of this Lease Agreement and, in particular, fail to pay a single term of rent exactly at due date, this Lease Agreement shall be terminated as of right by Lessor as it sees fit, one (1) month after serving, to no avail, a mere order to pay containing a statement by Lessor of its intention to avail itself of this clause and mentioning this deadline.

As prescribed above, In the event of termination of this Lease with Lessor being the aggrieved party, the security deposit as well as rents paid in advance shall be vested in Lessor, without prejudice to the payment of rents due and any other amounts pursuant to the exercise of Lessor’s rights and actions for compensatory damages.

The foregoing termination clause shall apply should Lessee fail to scrupulously fulfill its obligations if Lessee is kept on the premises in application of article L.145-28 of the French Commercial Code.

3.15. REGISTRATION

In order to ensure the full effect of Lessor’s lien in accordance with article 2102-1 of the French Civil Code, Lessor retains the right, if it so chooses, to have this Lease Agreement registered at Lessee’s expenses.

To this end and acting in their common interest, the Parties bestow full powers upon any bearer of an original copy hereof.

3.16. DOMICILE

In view of the performance of this Agreement and any amendments thereto, the Parties’ domicile shall be the following:

•	The Lessor’s domicile is 3 avenue Maurane-Saulnier, VELIZY-VILLACOUBLAY (78141), FRANCE

•	The Lessee’s current domicile is at its head office and on the premises leased starting from the effective date of the lease oo0oo

Drawn up on 17 pages2 and in three (3) original copies, of which one copy for registration purposes where applicable and with one copy for each Party who so acknowledges.

Done in Clichy, on 26 March 2001

THE LESSOR	THE LESSEE
(Read and approved)	(Read and approved)
(Signature and company stamp)	(Signature and company stamp)

[2]	Translator’s note: seventeen pages in the original French-language version.